Exhibit 10.4

Date:            May 13, 2013

PRIVATE AND CONFIDENTIAL
FUNDING TERM SHEET

THIS OFFER EXPIRES 1 WEEK FROM DATE OF ISSUE

Issuer:	Seen on Screen Tv, Inc. ("Company")

Investor:	AGS Capital Group, LLC ("Investor")

Amount:
The Company has the right, but not the obligation, to issue $5,000,000 of the Company's common stock ("REF Amount") to the Investor over the course of 3 years. The Company has full control and discretion over the timing and amount of any shares that they sell to the Investor.

Maximum Advance Amount:

For each advance, the Company may issue an amount of stock equal to $250,000. Such advance will not exceed more than 300% of the average daily trading volume for the previous 15 trading days. The Maximum Advance Amount maybe increased upon consent of the Company and Investor.

Pricing Period:	The fifteen consecutive weekday trading days immediately after the date on which the Company provides an advance notice.

Market Price:	The lowest closing bid price of the Stock during the Pricing Period.

Purchase Price:	The Purchase Price shall be set at Ninety percent (90%) of Market Price.

No Short Sales:	The Investor will not engage in any short sales with respect to the common stock during the term of the Agreement.
Commitment Shares:	The Company shall issue an Initial Commitment Fee in shares of restricted common stock equal to 5% of the REF Amount.

Safety Net Price:
The Company, at its option, may select a Safety Net Price for any specified Advance below which the Company will not sell shares to Investor under that Advance in which case the maximum volume of shares Advanced will be reduced pro-rata for any days the stock price trades below such Safety Net Price. The Investor shall have the option to purchase, and the Company shall sell to the Investor, up to such amount of additional shares as shall be obtained by multiplying an amount equal to the percent of the Advance Amount specified in the Advance Notice by the number excluded days. In the event the Investor exercises this option, the Purchase Price of such additional shares shall be equal to the Safety Net Price.

Structuring & Due Diligence:

Upon execution of this Term Sheet, the Company agrees to pay Investor $30,000 worth of restricted stock as a non-refundable fee towards due diligence and preparation of the definitive documents. The pricing for the stock will be based off of the closing bid price one trading day before the term sheet is signed.

Registration:
The Company agrees to file a registration statement with the SEC to register the shares of common Stock that will be issued to the investor no later than Thirty (30) days after the signing of this term sheet.

Agreement:
The Agreements shall contain standard provisions for an offering of this type, including but not limited to typical representations, warranties, covenants, conditions and indemnifications of such offerings.

Confidentiality:
The Company agrees to keep this term sheet and its contents confidential and not to distribute it to, or discuss it with, any third party (other than the Company's legal and financial advisors, who shall be informed of the confidential nature of this document) without the prior express written consent of Investor.

Except for the Confidentiality Provision and the Document Preparation Fee, this confidential term sheet is non-binding and closing is subject to mutual agreement of final documentation between the Company and Investor.

Agreed and Accepted;

By the Company:	By Investor:
ANTOINE JARJOUR	ALLEN SILBERSTEIN
Antoine Jarjour, President	Allen Silberstein, CEO

Date: 06/06/13	Date: 06-07-13